Exhibit 21

Subsidiaries of Spectrum Laboratories, Inc.


          Company                                        Incorporated in
          -------                                       ---------------
          SLI Acquisition Corp.                         Delaware
          Spectrum Molecular Separations, Inc.          Texas
            dba Spectrum Chromatography, Inc.
          Spectrum Europe, B.V.                         The Netherlands